UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 5, 2006 (April 1, 2006)

Distributed Energy Systems Corp.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50453	20-0177690
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Technology Drive Wallingford, Connecticut	06492
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 678-2000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement

Effective April 1, 2006, the Company revised its compensation program for its non-employee directors. The amended program provides for the grant of options to purchase 20,000 shares of common stock to each new non-employee director upon his or her appointment to the board of directors. These options have an exercise price equal to the fair market value of the common stock at the date of grant and vest over a three-year period. In addition, each non-employee director will receive annually restricted common stock of the Company having a value of $40,000. Such shares will vest over a one-year period and be issued on the condition that the director attend at least 75% of scheduled meetings during the year. The director may elect to receive $12,000 of this compensation in cash. In addition, the chairman of the board of directors of the Company will receive quarterly restricted common stock of the Company having a value of $8,000. Such shares will vest over a one-year period. The chairman may elect to receive $2,400 of this compensation in cash. The chairmen of the audit, compensation and nominating and corporate governance committees of the board of directors will also receive quarterly restricted common stock of the Company having a value of $4,000, in the case of the audit committee, $3,000 in the case of the compensation committee, and $2,000 in the case of the nominating and corporate governance committee. Such shares will vest over a one-year period. Each committee chairman may elect to receive 30% of the value of the restricted stock award in cash.

In addition, non-employee directors will earn options to purchase shares based upon their participation in board or board committee meetings. Board members who participate in board meetings receive options to purchase 700 shares of common stock for each meeting attended. Board committee members receive options to purchase 500 shares of common stock for each committee meeting attended. These options will be awarded at the end of the quarter in which the meetings occur and have an exercise price equal to the fair market value of the common stock at the date of grant and vest immediately.

Directors are also reimbursed for reasonable out-of-pocket expenses incurred in attending board of directors and committee meetings.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DISTRIBUTED ENERGY SYSTEMS CORP.

Date: April 5, 2006	By:	/s/ John A. Glidden
John A. Glidden Vice President Finance

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